Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Equity Incentive Plan of Blend Labs, Inc. of our report dated March 16, 2023 (except for Notes 1, 3, and 17, as to which the date is March 14, 2024), with respect to the consolidated financial statements of Blend Labs, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
March 13, 2025